PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Third Quarter 2024 Results
•Estimated combined risk-based capital ("RBC") ratio between 365% and 385%; holding company liquid assets of $1.3 billion
•The company repurchased approximately $215 million of its common stock year-to-date through November 1, 2024
•Third quarter year-to-date total annuity sales were consistent with the same period in 2023
•Third quarter year-to-date total life sales increased 19% compared with the same period in 2023
•Third quarter 2024 net income available to shareholders of $150 million, or $2.47 per diluted share
•Third quarter 2024 adjusted earnings, less notable items* of $243 million, or $3.99 per diluted share

CHARLOTTE, NC, November 7, 2024 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Results

The company reported net income available to shareholders of $150 million in the third quarter of 2024, or $2.47 per diluted share, compared with net income available to shareholders of $453 million in the third quarter of 2023. The company anticipates volatility in net income (loss) given the differences between its hedge target and GAAP market risk benefits, which are impacted by market performance.

The company ended the third quarter of 2024 with common stockholders' equity ("book value") of $3.8 billion, or $63.94 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $8.0 billion, or $132.91 per common share.
_________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Third Quarter 2024 Brighthouse Financial, Inc. Financial Supplement and/or the Third Quarter 2024 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the third quarter of 2024, the company reported adjusted earnings* of $767 million, or $12.58 per diluted share, compared with adjusted earnings of $326 million, or $4.97 per diluted share, in the third quarter of 2023.

Adjusted earnings for the quarter reflect $524 million of net favorable notable items, or $8.60 per diluted share, related to the annual actuarial review and related refinements, including an increase to the company's long-term mean reversion interest rate assumption for the 10-year U.S. Treasury from 3.75% to 4.00%.
Corporate expenses in the third quarter of 2024 were $203 million, down from $210 million in the third quarter of 2023 and up from $200 million in the second quarter of 2024, all on a pre-tax basis.
Third quarter year-to-date total annuity sales were flat compared with the same period in 2023. Annuity sales decreased 3% quarter-over-quarter and increased 5% sequentially. Third quarter year-to-date total life sales increased 19% compared with the same period in 2023. Life sales increased 20% quarter-over-quarter and 7% sequentially.
During the third quarter of 2024, the company repurchased approximately $64 million of its common stock, with an additional approximately $25 million of its common stock repurchased, on a trade date basis, through November 1, 2024.

“While our estimated combined RBC ratio at the end of the quarter was below our target range, we continued to make progress on several strategic initiatives designed to improve capital efficiency, unlock capital and return to our target combined RBC ratio,” said Eric Steigerwalt, president and CEO, Brighthouse Financial. "To that end, we are in the final stages of completing a reinsurance transaction with a third party before the end of the year. This transaction would bring our pro forma estimated combined RBC ratio at September 30, 2024, to the low end of our target range of 400% to 450% in normal market conditions."

"We reported solid results in other areas, reflecting our ongoing focus on executing our strategic priorities," Steigerwalt continued. "We delivered strong annuity and life insurance sales results, continued the disciplined management of our expenses, repurchased more of our common stock and maintained a significant level of holding company liquid assets. I am pleased that, since we began our common stock repurchase program in August 2018, through November 1 of this year, we have reduced the number of shares outstanding by over 50% from the time we became an independent, public company."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	September 30, 2024		September 30, 2023
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$150	$2.47	$453	$6.89
Adjusted earnings (loss) (1)	$767	$12.58	$326	$4.97
Weighted average common shares outstanding - diluted (1)	60,949,819	N/A	65,744,351	N/A

Book value	$3,826	$63.94	$2,370	$36.63
Book value, excluding AOCI	$7,953	$132.91	$9,486	$146.61
Ending common shares outstanding	59,838,034	N/A	64,703,557	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS (LOSS)	September 30, 2024	June 30, 2024	September 30, 2023
Annuities	$327	$332	$319
Life (1)	$(25)	$42	$(73)
Run-off (1)	$463	$(30)	$95
Corporate & Other (1)	$2	$2	$(15)
(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.
Sales (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Annuities (1)	$2,528	$2,408	$2,600
Life	$30	$28	$25

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $141 million for the third quarter of 2024, $160 million for the second quarter of 2024 and $58 million for the third quarter of 2023.
Annuities
Adjusted earnings in the Annuities segment were $327 million in the current quarter, compared with adjusted earnings of $319 million in the third quarter of 2023 and adjusted earnings of $332 million in the second quarter of 2024.
The current quarter included a $20 million favorable notable item and the third quarter of 2023 included a $28 million favorable notable item, both related to the annual actuarial review and related refinements completed in the respective quarters. There were no notable items in the second quarter of 2024.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher fees. On a sequential basis, adjusted earnings, less notable items, reflect lower fees.
As mentioned above, third quarter year-to-date total annuity sales were flat compared with the same period in 2023. Annuity sales decreased 3% quarter-over-quarter and increased 5% sequentially.
Life
The Life segment had an adjusted loss of $25 million in the current quarter, compared with an adjusted loss of $73 million in the third quarter of 2023 and adjusted earnings of $42 million in the second quarter of 2024.
The current quarter included a $66 million unfavorable notable item and the third quarter of 2023 included a $71 million unfavorable notable item, both related to the annual actuarial review and related refinements completed in the respective quarters. There were no notable items in the second quarter of 2024.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect a higher underwriting margin. On a sequential basis, adjusted earnings, less notable items, reflect lower net investment income, mostly offset by a higher underwriting margin.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
As mentioned above, third quarter year-to-date total life sales increased 19% compared with the same period in 2023. Life sales increased 20% quarter-over-quarter and 7% sequentially.
Run-off
The Run-off segment had adjusted earnings of $463 million in the current quarter, compared with adjusted earnings of $95 million in the third quarter of 2023 and an adjusted loss of $30 million in the second quarter of 2024.
The current quarter included a $570 million favorable notable item and the third quarter of 2023 included a $94 million favorable notable item, both related to the annual actuarial review and related refinements completed in the respective quarters. There were no notable items in the second quarter of 2024.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects a lower underwriting margin. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income and a lower underwriting margin.
Corporate & Other
Adjusted earnings in Corporate & Other were $2 million in the current quarter, compared with an adjusted loss of $15 million in the third quarter of 2023 and adjusted earnings of $2 million in the second quarter of 2024.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings reflect a higher tax benefit. On a sequential basis, adjusted earnings were flat.
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Net investment income	$1,288	$1,307	$1,202
Adjusted net investment income	$1,294	$1,316	$1,227
Net Investment Income
Net investment income was $1,288 million and adjusted net investment income* was $1,294 million in the current quarter.
Adjusted net investment income increased $67 million on a quarter-over-quarter basis and decreased $22 million sequentially. The quarter-over-quarter increase was primarily driven by asset growth. The sequential decrease was primarily driven by lower alternative investment income, partially offset by asset growth.
The adjusted net investment income yield* was 4.26% during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	September 30, 2024 (1)	June 30, 2024	September 30, 2023
Statutory combined total adjusted capital	$5.7	$5.4	$7.3

(1) Reflects preliminary statutory results as of September 30, 2024.
Capitalization

As of September 30, 2024:
•Statutory combined total adjusted capital ("TAC")(1) was approximately $5.7 billion
•Estimated combined RBC ratio(1) was between 365% and 385%
•Holding company liquid assets were $1.3 billion

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(1) Reflects preliminary statutory results as of September 30, 2024.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the third quarter of 2024 at 8:00 a.m. Eastern Time on Friday, November 8, 2024. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at https://register.vevent.com/register/BI9171af712c36496eac4bec44e528ed55.

A replay of the conference call will be made available until Friday, November 29, 2024, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2023 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2024.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impacts of such strategy on volatility in our profitability measures and the negative effects on our statutory capital; material differences between actual outcomes and the sensitivities calculated under certain scenarios that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the risks associated with climate change; the adverse impact of public health crises, extreme mortality events or similar occurrences on our business and the economy in general; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geopolitical events, military actions or catastrophic events, on our profitability measures as well as our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the financial risks that our investment portfolio is subject to, including credit risk, interest rate risk, inflation risk, market valuation risk, liquidity risk, real estate risk, derivatives risk, and other factors outside our control; the impact of changes in regulation and in supervisory and enforcement policies or interpretations thereof on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers or increase our tax liability; the effectiveness of our policies, procedures and processes in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2023, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
adjusted net investment income yield	net investment income yield
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends. The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Adjusted earnings reflect adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses); and

•Net derivative gains (losses) ("NDGL"), excluding earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Change in market risk benefits; and

•Change in fair value of the crediting rate on experience-rated contracts ("Market Value Adjustments").

The provision for income tax related to adjusted earnings is calculated using the statutory tax rate of 21%, net of impacts related to the dividends received deduction, tax credits and current period non-recurring items.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Net Investment Income

Adjusted net investment income is used by management to measure our performance, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents GAAP net investment income plus Investment Hedge Adjustments.

Adjusted Net Investment Income Yield

Similar to adjusted net investment income, adjusted net investment income yield is used by management as a performance measure that we believe enhances the understanding of our investment portfolio results. Adjusted net investment income yield represents adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation.

Notable Items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE70

CTE70 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst thirty percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Holding Company

Holding company means, collectively, Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses) before capital gains tax (excluding gains (losses) and taxes transferred to the interest maintenance reserve), (ii) the change in total asset requirement at CTE98, net of the change in our variable annuity reserves, and (iii) pre-tax unrealized gains (losses) associated with our variable annuities and Shield hedging programs and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impact our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	September 30, 2024	June 30, 2024	September 30, 2023
Premiums	$180	$181	$194
Universal life and investment-type product policy fees	560	580	542
Net investment income	1,288	1,307	1,202
Other revenues	143	141	125
Revenues before NIGL and NDGL	2,171	2,209	2,063
Net investment gains (losses)	(60)	(120)	(53)
Net derivative gains (losses)	(93)	(662)	(840)
Total revenues	$2,018	$1,427	$1,170

Expenses
Policyholder benefits and claims	$22	$642	$590
Interest credited to policyholder account balances	556	509	426
Amortization of DAC and VOBA	150	150	155
Change in market risk benefits	610	(356)	(1,064)
Interest expense on debt	38	38	38
Other expenses	454	430	435
Total expenses	1,830	1,413	580
Income (loss) before provision for income tax	188	14	590
Provision for income tax expense (benefit)	10	(20)	109
Net income (loss)	178	34	481
Less: Net income (loss) attributable to noncontrolling interests	2	—	2
Net income (loss) attributable to Brighthouse Financial, Inc.	176	34	479
Less: Preferred stock dividends	26	25	26
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$150	$9	$453

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	September 30, 2024	June 30, 2024	September 30, 2023
Investments:
Fixed maturity securities available-for-sale	$83,298	$80,581	$75,433
Equity securities	87	85	90
Mortgage loans	22,938	22,641	22,682
Policy loans	1,387	1,470	1,311
Limited partnerships and limited liability companies	4,870	4,938	4,931
Short-term investments	1,812	1,390	1,003
Other invested assets	4,462	4,194	3,210
Total investments	118,854	115,299	108,660
Cash and cash equivalents	5,630	4,441	3,839
Accrued investment income	2,083	1,169	1,143
Reinsurance recoverables	20,085	19,369	18,597
Premiums and other receivables	607	674	469
DAC and VOBA	4,745	4,791	4,919
Current income tax recoverable	28	28	31
Deferred income tax asset	1,737	2,087	2,121
Market risk benefit assets	750	916	694
Other assets	324	404	368
Separate account assets	90,313	88,260	82,675
Total assets	$245,156	$237,438	$223,516
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$32,781	$31,886	$30,404
Policyholder account balances	87,678	85,865	78,371
Market risk benefit liabilities	9,580	8,708	8,830
Other policy-related balances	3,853	3,796	3,806
Payables for collateral under securities loaned and other transactions	3,764	3,906	3,941
Long-term debt	3,155	3,155	3,157
Other liabilities	8,442	7,656	8,198
Separate account liabilities	90,313	88,260	82,675
Total liabilities	239,566	233,232	219,382
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,953	13,972	14,022
Retained earnings (deficit)	(1,790)	(1,966)	(590)
Treasury stock	(2,512)	(2,447)	(2,248)
Accumulated other comprehensive income (loss)	(4,127)	(5,419)	(7,116)
Total Brighthouse Financial, Inc.’s stockholders’ equity	5,525	4,141	4,069
Noncontrolling interests	65	65	65
Total equity	5,590	4,206	4,134
Total liabilities and equity	$245,156	$237,438	$223,516

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings (Loss) and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings (Loss) per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	September 30, 2024	June 30, 2024	September 30, 2023
Net income (loss) available to shareholders	$150	$9	$453
Less: Net investment gains (losses)	(60)	(120)	(53)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(99)	(671)	(865)
Less: Change in market risk benefits	(610)	356	1,064
Less: Market value adjustments	(11)	6	15
Less: Provision for income tax (expense) benefit on reconciling adjustments	163	92	(34)
Adjusted earnings (loss)	767	346	326
Less: Notable items	524	—	51
Adjusted earnings, less notable items	$243	$346	$275

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$2.47	$0.12	$6.89
Less: Net investment gains (losses)	(0.98)	(1.93)	(0.81)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(1.62)	(10.78)	(13.16)
Less: Change in market risk benefits	(10.01)	5.72	16.18
Less: Market value adjustments	(0.18)	0.10	0.23
Less: Provision for income tax (expense) benefit on reconciling adjustments	2.67	1.48	(0.52)
Less: Impact of inclusion of dilutive shares	—	—	—
Adjusted earnings (loss) per common share	12.58	5.57	4.97
Less: Notable items	8.60	—	0.78
Adjusted earnings, less notable items per common share	$3.99	$5.57	$4.18

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME (1)	September 30, 2024	June 30, 2024	September 30, 2023
Net investment income	$1,288	$1,307	$1,202
Less: Investment hedge adjustments	(6)	(9)	(25)
Adjusted net investment income	$1,294	$1,316	$1,227

Reconciliation of Investment Income Yield to Adjusted Net Investment Income Yield

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME YIELD (1)	June 30, 2024	March 31, 2024	June 30, 2023
Investment income yield	4.40%	4.52%	4.34%
Investment fees and expenses	(0.14)%	(0.13)%	(0.14)%
Adjusted net investment income yield	4.26%	4.39%	4.20%

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	September 30, 2024	June 30, 2024	September 30, 2023
Actuarial items and other insurance adjustments	$(524)	$—	$(51)
Total notable items (1)	$(524)	$—	$(51)

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$(20)	$—	$(28)
Life	66	—	71
Run-off	(570)	—	(94)
Corporate & Other	—	—	—
Total notable items (1)	$(524)	$—	$(51)

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.